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                PURCHASE AND ASSUMPTION AGREEMENT


          PURCHASE AND ASSUMPTION AGREEMENT (this "Agreement"), dated as of June 4, 1999 by and between Susquehanna Bank, a federally chartered, stock savings bank ("Seller"), and Cecil Federal Savings Bank, a federally chartered, stock savings bank ("Purchaser").

          Purchaser desires to purchase certain assets and assume certain liabilities associated with Seller's two branch banking offices described in Exhibit I attached hereto and made a part hereof (herein, individually, a "Branch", and collectively, the "Branches"), subject to the terms and conditions and based upon Seller's representations, warranties and agreements hereinafter expressed.

          Seller desires to sell to Purchaser certain assets and to have Purchaser assume certain liabilities associated with the Branches, subject to the terms and conditions and based upon Purchaser's representations, warranties and agreements hereinafter expressed.

          In consideration of the mutual covenants and agreements herein contained and the mutual benefits to be derived herefrom, the parties hereto do agree hereby as follows:

          1. Effective Date and Closing. The effective date of the transactions provided for in Section 3 hereof (the "Effective Date") shall be on a Friday to be determined by agreement among the parties and shall be no less than 30 nor more than 60 days following the day on which Purchaser receives the approval of all applicable regulatory agencies to consummate the transactions provided for herein, or on such other date as mutually agreed to by the parties. The closing of the trans-actions provided for herein (the "Closing") shall be at a time agreed upon by the parties on the Effective Date at the offices of Seller, at which time title to and possession of the assets to be sold hereunder will be transferred from Seller to Purchaser in accordance with the procedures set forth in Section 7 hereof.

          2.   Events Preceding Effectiveness.  On or before the
Effective Date, the following shall have occurred:

               (a)  the Board of Directors or Executive
          Committee thereof of Purchaser and of Seller shall have approved this Agreement and the transactions provided for herein; and

               (b) the Office of Thrift Supervision and any other applicable regulatory agencies shall have approved this Agreement and the transactions provided for herein.

          3. Assets to be Purchased and Liabilities to be Assumed. The following assets and services shall be purchased and liabilities shall be assumed hereunder:


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               3.1  Assets to be Purchased.  Seller shall sell
to Purchaser and Purchaser shall purchase from Seller each of the following assets and services of Seller (the "Assets"):

               (a) fee simple interests in the real estate, together with the buildings and improvements consti-tuting the Branch location known as the North Street Branch, as more particularly described in Exhibit II attached hereto and made a part hereof (herein, the "Real Estate");

               (b) all of Seller's rights and interest in the lease to the Branch location known as the Big Elk Mall Branch, as attached hereto as Exhibit III and made a part hereof (herein, the "Lease"), shall be assumed by Purchaser;

               (c) subject to the provisions of Section 7.6, all rights of Seller in maintenance, janitorial, security alarm or other contracts relating to the operation and maintenance of the Branches (herein, collectively, the "Operating Contracts");

               (d) all right, title and interest of Seller in fixtures, furnishings, equipment, leasehold improve-ments and furniture now owned or leased by Seller and existing at the Branches, as more particularly described in Exhibit IV attached hereto and made a part hereof (the "Furnishings");

               (e) cash in an amount equal to the face value, plus accrued interest, (i) of all the deposit accounts including without limitation (other than non-IRA fiduciary accounts) in all retail and commercial checking accounts, passbook savings accounts, money market investment accounts (including, without limita-tion, Access CD), NOW accounts, statement savings accounts and individual retirement accounts listed on the books of the Branches as of the close of business on the Effective Date as to which permission to trans-fer is not withheld under Section 11.8 (collectively, the "Accounts"), (ii) all of the certificates of deposit listed as originating at the Branches or owned by customers whose accounts are maintained at the Branches as of the close of business on the Effective Date as to which permission to transfer is not with-held under Section 11.8 (the "Certificates") (the Accounts and the Certificates being referred to collectively as the "Total Accounts"), the aggregate balance of which as of May 26, 1999 is $23,253,406; and (iii) cash "on hand" at the Big Elk Mall Branch as of the close of business on the Effective Date;

               (f)  all consumer loans associated with or
          collateralized by the Total Accounts referenced in (e) above as of the close of business on the Effective
          Date (the "Loans");


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               (g)  the covenant by Seller not to compete with
          Purchaser described in Section 5 hereof (herein, the "Covenant Not to Compete");

               (h) assistance in the transfer of employees of the Branches pursuant to Section 4.3; and

               (i) assistance in notification of depositors and other customers, transfer of Total Accounts, Loans and clearance of items received after the Effective Date.

               3.2 Liabilities Assumed. Purchaser shall assume no tax or other liabilities of Seller in connection with the purchase of the Assets or otherwise, except that Purchaser shall assume each of the following liabilities of Seller and will indemnify and hold Seller harmless from and against any liability, cost or expense incurred by Seller as a result of Purchaser's failure to perform its obligations with respect to any of the following assumed liabilities (collectively, the "Liabilities"):

               (a) the liabilities for payment to or the order of the depositors of the Total Accounts and written contractual or statutory obligations associated with the Total Accounts;

               (b)  the liabilities as lessee of the Lease; and

               (c)  the liabilities as a party to any Operating
         Contracts not terminated prior to Closing.

               3.3 Unitary Enterprise. It is recognized that Purchaser in acquiring the Branches will be buying a unitary economic enterprise. It is also recognized that Purchaser is paying a premium in order to obtain the benefit of a substantial core deposit base and that the asset allocation provided herein is agreeable to both parties.

         4.   Employment Matters.  With respect to the
Employees:

               4.1  Solicitation for Employment.  Purchaser
agrees to offer employment to all employees and officers of the Branches listed on Exhibit V attached hereto and made a part hereof (herein, collectively, the "Officers and Employees") who are still so employed as of the Effective Date. The Seller will not renegotiate the position, salary or wages of any Officer or Employee of the Branches on or prior to the Effective Date, other than ordinary salary increases. The Purchaser agrees to keep employed for a period of at least six months any Officer or Employee, unless such Officer or Employee is discharged for cause (any officer of Seller shall not be required to be an officer of Purchaser).


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               4.2  Employee Benefits.  Officers and Employees
who are offered and accept employment with Purchaser shall receive their current salaries and shall participate in the pension plan and other employee benefit plans of Purchaser. Credit under the pension plan for years of service with Seller will be given to Officers and Employees who accept employment with Purchaser, but only for purposes of determining eligibility and vesting and not for the purpose of determining benefit accrual.

               4.3  Assistance with Employees.  Seller will
assist Purchaser in any solicitation of the Officers and Employees, will transfer (upon written consent of the Officers and Employees) all employee records to the Purchaser, will encourage the Officers and Employees of the Branches to accept employment with the Purchaser, and will assist Purchaser with the transfer of any Officers or Employees to the employment of the Purchaser. This Section shall not be construed as a guarantee that any or all of the Officers or Employees will be offered or will accept employment with the Purchaser. No provision of this Agreement shall be construed as a contract for future employment except as employment at will.

         5.   Covenant Not to Compete/Non-Solicitation.  The
Seller covenants:

               5.1  Covenant.  Except as set forth herein,
neither Seller nor any company affiliated with Seller shall (a) maintain retail banking facilities, including offices from which checking accounts, savings accounts, certificates of deposit or loans are offered by Seller or any company affiliated with Seller to the general public, or operate automated teller machines wholly-owned by Seller within that area described in
Exhibit VI attached hereto and made a part hereof (herein, the "Covenant Area") for a period of 2 years from the Effective Date, or (b) directly compete for or knowingly solicit any customers of the Branches as of the Effective Date located within the Covenant Area for banking services described in clause (a), other than through statewide or regional media (including, but not limited to local broadcasts of advertise-ments run on syndicated radio programs) or mail advertising, for a period of 2 years from the Effective Date; provided, however, that nothing herein shall be deemed to preclude Seller or an affiliate of Seller from (i) operating an automated teller machine within the Covenant Area in a name other than Seller's or a company's affiliated with Seller, (ii) bidding for public funds of governmental units located within the Covenant Area,
(iii) acquiring or being acquired by (through merger, consoli-dation, asset purchase or otherwise) another financial insti-tution which may have a branch within the Covenant Area; (iv) providing commercial loan (business or real estate) or trust services within the Covenant Area; or (v) operating a loan or a loan production office within the Covenant Area.

               5.2  Reasonableness of Restrictions.  Seller
acknowledges that the restrictions in Section 5.1 above are fair and reasonable and are reasonably required for the protection of Purchaser. If any part of such section shall be held to be unenforceable or invalid, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part thereof. If any of the provisions in Section 5.1 relating to the time period or geographic area of restriction shall be deemed to exceed the maximum period deemed


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enforceable, the time and area shall, for the purpose of that subsection, be deemed to equal the maximum time period which a court of competent jurisdiction would deem valid and enforceable in Maryland. Seller agrees that any violation by it of the covenants contained in Section 5.1 is likely to cause damage to Purchaser which may not be adequately compensated by money damages and may be restrained by process issued out of a court of competent jurisdiction, in addition to any other remedies provided by law.

         6. Purchase Price, Adjustment and Payment. The purchase price for the Assets shall be the sum of the separately bargained for amounts shown in Section 6.1 plus or minus, as the case may be, the adjustments described in Sections 6.2 and 6.3 (the "Purchase Price").

               6.1 Purchase Price of Assets. The separately bargained for amounts constituting the Purchase Price are as follows:

               (a) Real Estate. $141,340 (including leasehold improvements of $11,684).

               (b)  Furnishings:  $65,135.

               (c)  Premium for Total Accounts:  $3,481,127
         (equal to 15% of the Total Accounts as of May 26,
         1999); provided, however, that (a) in the event the aggregate balance of the Total Accounts of the Branches to be assumed by the Purchaser is at the close of business on the day prior to the Effective Date less than ninety (90%) of the aggregate balance of the Total Accounts set forth in Section 3.1(e) hereof, then in that event the premium to be paid by Purchaser as described herein shall be automatically adjusted down-ward, to an amount calculated by multiplying (i) the premium originally offered, by (ii) a fraction of which the numerator shall be the aggregate of the Total Accounts to be transferred at the close of business on the day prior to the Effective Date and the denominator shall be ninety percent (90%) of the aggregate amount of Total Accounts expected to be transferred as described in Section 3.1(e) hereof.

               (d) Loans: The unpaid principal amount of the Loans plus accrued interest at the close of business on the Effective Date.

               (e)  Cash.  An amount equal to the cash "on
         hand" at the Big Elk Mall Branch as of the close of business on the Effective Date.

               6.2 Adjustments. The Purchase Price shall be adjusted as follows:

               (a) all taxes, utilities and other public or governmental charges or assessments relating to the Branches which are or may be payable on an annual basis


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         (including assessments, liens or encumbrances for
         sewer, water, drainage or other public improvements completed or commenced on or prior to the date hereof, or subsequent thereto) shall be prorated as of the close of business on the Effective Date;

               (b) any rent or additional amount prepaid under the Lease or Operating Contracts shall be added to the Purchase Price and, similarly, any rent or additional amounts due and owing thereunder shall be debited from the Purchase Price;

               (c) costs of recordation tax and transfer tax associated with the Real Estate shall be divided equally between the Purchaser and Seller; and

               (d) cost of sales tax or transfer tax associated with the Furnishings shall be paid by Purchaser and remitted by Seller.

               6.3  Settlement.  Purchaser and Seller shall
settle with each other at the Closing and subsequently there-after with each other in consideration of the transactions contemplated herein as follows:

               (a)  At the Closing, Purchaser shall pay to
         Seller an initial payment for the Purchase Price, as specified in this Section 6, through a deduction from the amount of cash transferred as part of the Assets (the "Initial Payment"). The Initial Payment shall be based upon the amounts stated in Sections 6.1 and 6.2 of this Agreement as of the close of business on the day prior to the Effective Date.

               (b) At the end of ten business days from the Effective Date, Purchaser or Purchaser's independent accountants shall report to Seller in writing of, (A) the actual aggregate principal amount of and accrued interest on the Deposits transferred hereunder as of the close of business on the Effective Date (the "Actual Deposits"), which amounts shall be reduced by any items in transit after the Effective Date, (B) the outstanding principal balance and accrued interest on the Loans acquired by Purchaser as of the close of business on the Effective Date (the "Loans"), and (C) the amount of cash "on hand" at the Big Elk Mall Branch as of the close of business on the Effective Date. The payment amount finally due and owing (the "Final Payment Amount") shall be based upon the aggregate amount of the Actual Deposits, Premium (as applicable, pursuant to Section l6.1(c)), Loans and the cash "on hand." The work papers, schedules and other data of Purchaser or Purchaser's accountants supporting its determination shall be made available to Purchaser and Seller as may be reasonably requested.

               (c) At the end of the three business days from receipt by Seller of the written report from Purchaser or Purchaser's independent accounting firm (the "Final


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         Settlement Date"), if there is no dispute between
         Seller and Purchaser as to the Final Settlement Amount:

                    (i)  in the event that the amount of the
         Final Payment Amount is less than the Initial Payment, Purchaser shall refund to Seller, in immediately available funds, an amount equal to the difference obtained by subtracting the amount of the Final Payment Amount from the Initial Payment Amount, or

                    (ii) in the event that the amount of the

         Final Payment Amount is more than the Initial Payment Amount, Seller shall pay to Purchaser, in immediately available funds, an amount equal to the difference obtained by subtracting the Initial Payment Amount from the Final Payment Amount.

               (d)  In the event Seller does not agree with
         Purchaser's or Purchaser's accountants's determination of the Final Payment Amount as set out in the work papers and written report at the end of the three day period referred to in (c) above, Seller and Purchaser shall retain as arbitrator KPMG Peat Marwick LLP or, failing their agreement to act as arbitrator, such other independent accounting firm as may be mutually agreed upon by the parties to review such matters and request such arbitrator to act as promptly as practic-able in accordance with its own rules to resolve the dispute within 30 days after being retained by the parties. Upon resolution by such arbitrator of the dispute, such arbitrator shall cause to be prepared and shall deliver to the parties a certificate setting forth the Final Payment Amount. The decision of the arbitrator shall be final, non-appealable and binding on Seller and Purchaser, and the fees and expenses, if any, of such arbitrator shall be paid one-half by Purchaser and one-half by Seller.

         7.   Closing Events.  At the Closing:

               7.1 Deeds. Seller shall deliver to Purchaser any deeds to the Real Estate, containing covenants of special warranty and further assurances.

               7.2 Branch Lease. Seller and Purchaser shall execute at or prior to Closing an assignment of Lease in substantially the form of Exhibit VII attached hereto and made a part hereof. Seller will deliver to Purchaser, prior to the Closing, consent to the Lease assignment from the landlord in a form satisfactory to Purchaser. In obtaining such consent, Purchaser shall cooperate with Seller as required by Section
12.5 hereof.

               7.3  Furnishings.  Seller shall deliver to
Purchaser a Bill of Sale for the Furnishings; such Bill of Sale shall grant and convey unto Purchaser all of Seller's right, title and interest in the Furnishings, free and clear of all liens and encumbrances and in "AS IS" condition.


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               7.4  Total Accounts.  Seller shall deliver to
Purchaser a complete and accurate list of the Total Accounts as of the close of business on the day prior to the Effective Date and the parties shall execute an Agreement of Assignment and Assumption of Total Accounts in the form of Exhibit VIII attached hereto and made a part hereof.

               7.5 Loans. Seller shall deliver to Purchaser a complete and accurate list of all the Loans as of the close of business on the day prior to the Effective Date and shall execute an Agreement of Assignment of Loans in the form of
Exhibit IX attached hereto and made a part hereof. Seller also shall deliver to Purchaser all documentation related to the Loans and shall execute all documents as Purchaser may reasonably require to evidence the transfer or assignment of the Loans and all related security interests to Purchaser.
Purchaser shall pay the cost of recording all documents evidencing the transfer or assignment of the Loans and all related security interests to Purchaser.

               7.6 Operating Contracts. Seller and Purchaser shall execute an assignment of Seller's rights in those Operating Contracts which Purchaser requests to assume. Unless otherwise requested by Purchaser, Seller shall terminate each of the Operating Contracts as of the Effective Date. Prior to the Effective Date, Purchaser shall have the right to review all Operating Contracts of the Branches with an annual expenditure in excess of $10,000.

               7.7 Transfer of Funds. Purchaser and Seller shall execute a memorandum of settlement detailing the transfer of funds which occur in connection with the transactions contemplated by this Agreement, identifying specifically the Certificates, the Accounts and the Loans being transferred. In the event the memorandum of settlement proves to be inaccurate, and the Purchaser has provided notification of such inaccuracy to the Seller within 30 days after Closing, the parties will promptly make appropriate adjustments and accounting, including, but not limited to, any adjustments in order to reflect the amount of accrued interest on the Total Accounts and the Loans on the Effective Date.

               7.8 Transfer Amount to Purchaser. The net cash transfer of amount due to Purchaser from Seller shall be made in immediately available funds to the account of Purchaser in accordance with instruction provided by Purchaser.

         8.   Collections on the Loans and Accounts.  After the
Effective Date:

               8.1 Right to Collect. Purchaser shall have the sole right to make collections with respect to all Loans.

               8.2 Notice to Borrowers. Seller will execute notices to each person who is obligated on each Loan that the Loans have been sold, transferred and assigned to Purchaser.
All such notices shall be mailed or delivered by Purchaser and shall be in a form prepared by Purchaser and approved by Seller. Seller will thereafter promptly turn over to Purchaser, in the form received


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and properly endorsed, all checks, drafts, money orders or other instruments of payment that may come into the possession of Seller as payment of the Loans sold hereunder and will execute in the name of Seller releases, discharges, satisfactions and any and all other documents required to be executed in connection with such Loans.

               8.3 Power of Attorney. Seller hereby names, constitutes and appoints Purchaser and any of its officers, agents, employees or representatives its duly authorized attorney and agent with full power and authority to endorse notes, and/or security instruments, or any other such documen-tation relating to the Loans in Seller's name, to receive and collect any and all monies due under such Loans and to enforce performance of all Loans and instruments covered thereby.

               8.4 Modification of Loans. Purchaser shall have the right to release any and all instruments of record or any debtors or guarantors of such instruments of record and to supplement or replace such instruments, debtors or guarantors with any like or similar instruments, debtors or guarantors, to extend or modify periods of time of payment or any other terms or provisions of such instruments and, generally, to do and perform any and all things necessary and incident to collection of the Loans with equal rights, privileges and powers which Seller has or was entitled to exercise.

               8.5 Subsequent Purchaser Payments. Following the Effective Date, Purchaser agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, over the counter or through the check clearing system of the banking industry, by depositors of the assumed accounts, whether drawn on the checks, withdrawal or draft forms provided by the Seller or by the Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of the Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser. Purchaser's obligation under this subsection to honor checks, drafts and withdrawal orders on forms provided by Seller and carrying its imprint (including name and transit routing number) shall not apply to any such check, draft or withdrawal order presented to Purchaser more than sixty (60) days following the Effective Date. Seller and Purchaser will make appropriate arrangements (including establishment by Purchaser of a settlement account with Seller) to provide for settlement by Purchaser of checks, returns and other items which are presented to Seller within sixty (60) days after the Effective Date and which are drawn on or chargeable to accounts which have been assumed.

               8.6 Subsequent Seller Transfers. Seller agrees that it will transfer to Purchaser any deposits given to it after the Effective Date for credit to the assumed accounts, but it shall be under no obligation to accept such deposits.

               8.7  Payment of Items by Seller After the
Effective Date. If any of such depositors, instead of accepting the obligation of Purchaser to pay the deposit liabilities assumed, shall demand payment from Seller for all or any part of any such assumed deposit liabilities, Seller


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shall not be liable or responsible for making such payment.  If any of such depositors draw a check, draft or withdrawal order against the deposit liabilities, including accrued interest, assumed from Seller which is presented or charged to Seller within sixty (60) days after the Effective Date, Seller may accept same and present to Purchaser for payment. Purchaser must return to Seller any item, which is not properly payable and which was presented by Seller to Purchaser, at such time and in such a manner as to enable Seller to comply with all applicable laws and regulations.

               8.8 Purchaser Responsible for Returned Items. Purchaser agrees, no later than the start of the second business day after demand by Seller, to pay to Seller an amount equiva-lent to the amount of any uncollected item included in a depositor's balance on the Effective Date which is returned within sixty (60) days after the Effective Date as not collected. Purchaser shall be required to make such payment for an item only up to the balance of any funds on deposit with the Purchaser and any balance available on a line of credit the customer has with the Purchaser at the time the Seller makes the demand as aforesaid; provided, however, if prior to the Effective Date the Seller had placed a "hold" or other similar protective measure on the depositor's account with respect to such item and subsequent to the Effective Date the Purchaser removes such hold or protective measure, then the Purchaser will be obligated to pay the Seller in full on account of such uncollected item. So long as any hold or other protective measure placed on the depositor's account with respect to such item complies with applicable law, the placing of any such hold or other protective measure shall not be deemed a breach of this Agreement.

         9. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows:

               9.1 Organization and Standing of Seller. Seller is a duly organized and validly existing federally chartered, stock savings bank, in good standing under the laws of the United States of America, has the corporate power and authority to carry on its business as it is now being conducted, and holds a valid certificate of authority to do business as a federally chartered, stock savings bank.

               9.2  Full Information.  No representation or
warranty made in this Agreement or information furnished pursuant hereto to Purchaser contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make statements contained herein, in light of the circumstances under which they are made, not misleading.

               9.3 No Conflict with Other Documents. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereunder will result in any violation, termination, or modification of, or be in con-flict with, any terms of any contract or other instrument to which Seller is a party, or of any judgment, decree, or order applicable to Seller, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Seller.


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               9.4  Title to Total Accounts.  Seller is the true
owner of and has good title to the Total Accounts free and clear of all pledges, liens, encumbrances and adverse claims of any kind or character; Seller is duly authorized to transfer and assign the Total Accounts to Purchaser, subject to receipt of regulatory approval.

               9.5 Compliance with Laws. None of the Total Accounts is in violation of any federal laws, regulations and rulings applicable thereto, specifically including the Federal Deposit Insurance Act and any regulations and rulings issued pursuant thereto.

               9.6 Litigation, etc. There is no litigation, proceeding, or investigation pending or, to the knowledge of Seller, threatened against it with respect to the operation of the Branches which might (a) result in any material adverse change in the business or condition (financial or otherwise) of any of the Branches or (b) materially effect the validity of this Agreement or of any action taken or to be taken pursuant hereto or in connection herewith on the part of the Seller.

               9.7  Authority.  The execution, delivery and
performance of this Agreement by Seller have been duly and validly authorized by its Board of Directors or the Executive Committee thereof, subject only to the requisite approval by appropriate governmental regulatory authorities.

               9.8  List of Total Accounts.  The list of the
Total Accounts contained in Exhibit VIII hereto to be delivered at Closing shall be a complete and accurate list as of the day prior to the Effective Date.

               9.9 Loan Documentation and Related Matters. (a) The list of the Loans contained in Exhibit IX hereto to be delivered at Closing shall be a complete and accurate list as of the day prior to the Effective Date; (b) the documentation relating to the Loans accurately reflects the payment history, the outstanding balance of the Loans, and all receipts per-taining to the Loans from the obligor(s) thereof and all credits to which such obligor(s) are entitled; (c) Seller is the true owner of the Loans and the documents evidencing the Loans; (d) the Loans, and said documents are not subject to any pledge, lien, encumbrance or participation of any kind or character, legal or equitable; (e) each obligor had, at the time of execution thereof, full capacity to contract; (f) each of the documents is genuine, is a good and valid instrument, and in all respects is what it purports to be; (g) no obligor of any of the Loans has any defense, set-off, or counter-claim to the payment of the amount of the unpaid obligation; (h) no taxes or other liability of Seller shall accrue against or be collected from Purchaser out of any of the Loans by reason of the purchase thereof by Purchaser; (i) Seller has paid or caused to be paid any and all license, franchise, intangible, stamp, or other tax or fee due and owing to any state where the Loans originated, or any political subdivision thereof, arising from or growing out of the acquisition, collection, or holding of any of the Loans;
(j) neither Seller nor any of its agents, officers, employees, or representatives in any manner has been guilty of any civil or criminal fraud with respect to the creation of any of the Loans or with respect to this transfer, assignment, and sale to Purchaser; and (k) none of the Loans is in violation of any federal laws, regulations and rulings applicable thereto, specifically including the Federal Consumer Protection Act or the Federal Equal Credit Opportunities Act and regulations and rulings issued pursuant thereto, and all state consumer protec-tion, contract, or usury laws.

               9.10  Brokers.  Except for Janney Montgomery
Scott, Inc., neither Seller nor anyone on behalf of Seller has used, employed or incurred any liability to any broker or finder in connection with this Agreement or the transactions contem-plated by this Agreement.

         10.   Representations and Warranties of Purchaser.
Purchaser hereby represents and warrants to Seller as follows:

               10.1 Organization and Standing of Purchaser.
Purchaser is a duly organized and validly existing federally chartered, stock savings bank, in good standing under the laws of the United States of America, has the corporate power and authority to carry on its business as it is now being conducted, and holds a valid certificate of authority to do business as a federally chartered, stock savings bank.

               10.2 No Conflict with Other Documents. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereunder will result in any violation, termination, or modification of, or be in conflict with, any terms of any contract or other instrument to which Purchaser is a party, or of any judgment, decree or order applicable to Purchaser.

               10.3 Authority. The execution, delivery and performance of this Agreement by Purchaser have been duly and validly authorized by its Board of Directors or the Executive Committee thereof, subject only to approval by appropriate governmental regulatory authorities.

               10.4 Litigation, etc. There is no litigation, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against it which might (a) result in any material adverse change in the business or condition (financial or otherwise) of Purchaser or (b) materially effect the validity of this Agreement or of any action taken or to be taken pursuant hereto or in connection herewith on the part of the Purchaser.

               10.5 Full Information. No representation or warranty made in this Agreement or information furnished pursuant hereto to Seller contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make statements contained herein not misleading in light of the circumstances under which they are made.

               10.6 Brokers. Neither Purchaser nor anyone on behalf of Purchaser has used, employed or incurred any liability to any broker or finder in connection with this Agreement or the transactions contemplated by this Agreement.

          11. Covenants of Seller. Except as otherwise consented to in writing by Purchaser after the date of this Agreement, Seller covenants to and agrees with Purchaser as follows:

               11.1 Information. Seller will give to Purchaser and to its officers, accountants, counsel and other representa-tives full access during Seller's normal business hours through-out the period prior to the Effective Date to all of Seller's properties, books, contracts, customer records (consistent with applicable law), commitments, reports of examination (consistent with applicable law) and records which relate to operation of the Branches. Seller will furnish Purchaser during such period with all such information concerning the Branches as Purchaser may reasonably request, including information for use in necessary filings to be made with appropriate governmental regulatory authorities.

               11.2 Conduct of Seller's Business. Pending the Closing, (a) Seller will operate the Branches only in the ordinary course including interest rates consistent with the Seller's present rate structure; (b) no increase shall be made in any salary or wages (excluding regularly-scheduled salary increases) and no establishment or increase shall be made in any bonus, pension, option, incentive or deferred compensation, retirement, death, profit-sharing, or similar benefits of any of the Officers and Employees (excluding bank-wide changes); and
(c) Seller shall not place upon or permit any lien or encum-brance upon any of the Assets. Pending the Closing, Seller shall (i) use its best efforts to preserve the Assets and to keep available the services of the Officers and Employees; (ii) continue in effect the present method of conducting business at the Branches (excluding bank-wide changes) except as otherwise consented to by Purchaser; and (iii) not enter into any lease, occupancy agreement, or use agreement regarding the Branches, or any part thereof, without the prior written consent of the Purchaser, or make any material modification, renewal or other undertaking with respect to any existing agreement affecting the Branches, which will or may survive the Closing, without the prior written consent of the Purchaser. Notwithstanding anything herein to the contrary, nothing herein shall be deemed to prohibit Seller from terminating, without the consent of Purchaser, any existing agreement or lease that it may have with respect to the Branches regarding the provision of trust services or the sale of annuities, securities, insurance or other similar products or services at the Branches.

               11.3 Destruction by Fire or Other Casualty. In the event that any of the Branches or any portion thereof is damaged or destroyed by fire or other casualty or condemned prior to the Effective Date, Purchaser, at its option, may either succeed to Seller's interest in any insurance proceeds or condemnation award received, as applicable and proceed to Closing, or, if in Purchaser's reasonable determination, the damage, destruction or condemnation would have a material adverse effect on Purchaser's ability to operate the Branch, terminate this Agreement with respect to such Branch and proceed to Closing on the remaining Branches (with appropriate adjustment being made to the Purchase Price to reflect the elimination of such Branch and its related deposits and loans from the Branches being sold pursuant to the terms of this Agreement), or, at Purchaser's option, terminate this Agreement in its entirety with no further obligation.

                11.4  Installation of Equipment.  Subject to
obtaining any required consents and the receipt of all required regulatory approvals, Seller shall permit Purchaser to install (consistent with minimizing disruption of business activities) data processing systems, branch automation systems and other equipment at the Branches prior to the Effective Date so that the same shall be operational immediately after the Closing, provided that in the event this Agreement is terminated and the transactions contemplated by this Agreement are not consummated, Purchaser promptly shall at its expense remove all such systems and equipment and restore the Branches to the same condition as they were prior to installation.

               11.5  Right of Entry.  Seller shall give to
Purchaser and its agents, engineers and other representatives, full access to inspect the Branches during normal business hours, upon reasonable notice, during the period after the date of this Agreement and prior to the Closing (hereinafter the "Study Period") for the purpose of conducting studies, tests, inspections and audits of the Real Estate (herein, "studies"). During the Study Period Seller shall furnish to Purchaser all information concerning the Real Estate which Purchaser may reasonably request. Purchaser may, at its sole expense, make such studies of the Real Estate during the Study Period as it may deem necessary. Purchaser shall be liable for the costs of such studies and shall be responsible for any damage caused by Purchaser or its agents, contractors or employees in making studies on its behalf.

               11.6 Customer Information. Seller shall, upon the execution of this Agreement, make available to Purchaser all material information regarding the Total Accounts (consistent with applicable law), including customer lists, account numbers and amounts, maturity schedules and other data necessary to effect an orderly transfer of the Total Accounts at Closing.

               11.7 Execution of Additional Documents. Seller will execute all documents that Purchaser may reasonably require to (a) give notice of the transfer or assignment of the security interests in the Loans to Purchaser, and (b) evidence Purchaser's ownership of the Assets and its interest in the underlying security in the Loans.

               11.8 Permission of Depositors. Prior to the Closing, Seller shall advise all persons having interests in the Total Accounts at the Branches that their deposit will be transferred and assumed by Purchaser hereunder to the extent Purchaser can do so unless other arrangements are made by the depositor; the form of notice provided to the depositors shall be satisfactory to Purchaser and shall authorize Purchaser to receive information on each of the Total Accounts prior to the Effective Date unless the appropriate customer objects; and Seller will use its best efforts to secure the transfer of the maximum amount of Total Accounts to Purchaser.

               11.9  Seller Indemnification.  Seller shall
indemnify, hold harmless and defend Purchaser from and against all claims, demands, obligations, losses and liabilities, including reasonable attorneys' fees and expenses, arising out of any actions, suits or proceedings commenced prior to the Effective Date (other than proceedings to prevent or limit the consummation of this transaction) relating to operations at the Branches; and the Seller shall further indemnify, hold harmless and defend Purchaser from and against all claims, demands, obligations, losses and liabilities, including reasonable attorneys' fees and expenses, arising out of any actions, suits or proceedings commenced on or after the Effective Date but which relate to operations at the Branches prior to the Effective Date. It is understood that the obligations of the Seller under this Section shall survive the Effective Date.
This indemnification does not extend to claims, demands, obligations, losses or liabilities arising out of the presence of Hazardous Materials or violations of Environmental Require-ments (as those terms are defined in Section 15 hereof) on or in the Real Estate.

          12. Covenants of Purchaser. Except as otherwise consented to in writing by Seller after the date of this Agreement, Purchaser covenants to and agrees with Seller as follows:

               12.1  Performance.  Subject to Seller's
representations and warranties contained in this Agreement, Purchaser will accept the Assets and assume and perform its obligations under this Agreement and the accompanying Exhibits.

               12.2 Protection of Information. Purchaser will hold all customer lists and account and loan information provided by Seller in confidence except to the extent that it is required to disclose such information to stockholders, to the public, or in filings with governmental regulatory authorities. In the event the sale and purchase of the Assets and assumption of the Liabilities as provided in this Agreement are not consummated, Purchaser agrees that it will promptly return all customer lists and account and loan information provided by Seller and all copies or abstracts thereof made by Purchaser and shall not in any manner retain, use or disclose the customer lists and account and loan information provided by Seller.

               12.3  Application to Regulatory Agencies.
Purchaser will prepare and file, within 30 days of the date of this Agreement, with all applicable regulatory agencies applications to obtain the approval referred to in Section 2(b) and will use its best efforts to secure favorable action on such applications.

               12.4 Purchaser Indemnification. Purchaser shall indemnify, hold harmless and defend the Seller from and against all claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses, sales and use taxes, social security and unemployment taxes, all accounts payable and operating expenses (including salaries, rents and utility charges), which the Seller may receive, suffer or incur in connection with operations and transactions occurring on or after the Effective Date and which involve the Branches, the assets transferred, the liabilities assumed or the personnel hired pursuant to this Agreement. To the extent any such item has been prepaid by the Seller for a period extending beyond the Effective Date, there shall be a proportionate monetary adjustment in favor of Seller. It is understood that the obligations of Purchaser under this Section shall survive the Effective Date. This indemnification does not extend to claims, demands, obligations, losses or liabilities arising out of the presence of Hazardous Materials or violations of Environmental Requirements (as those terms are defined in Section 15 hereof) on or in the Real Estate.

               12.5 Cooperation. Purchaser shall cooperate with and assist Seller in obtaining any consents required in connection with any Lease assignments required hereunder. Such cooperation and assistance shall include, without limitation, the provision of any financial or other information required by any lessor under any applicable Lease.

         13. Conditions Precedent to Purchaser's Obligations Hereunder. Unless waived in writing by Purchaser in its sole discretion, all obligations of Purchaser hereunder shall be subject to the fulfillment prior to or at the Closing of the following conditions:

               13.1 Representations, Warranties, and Covenants. The representations and warranties of Seller herein contained shall be true as of the Effective Date, shall be deemed made again at and as of the Effective Date, and shall be true as so made again; Seller shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Date; and Purchaser shall have received from Seller an officers' certificate in such detail as Purchaser may reasonably request, dated as of the Effective Date and signed by its President or an Executive Vice President and Secretary or Assistant Secretary, to the foregoing effect.

               13.2 Events Preceding the Effective Date. Each of the events set forth in Section 2 shall have occurred.

               13.3  No Adverse Proceedings or Events.  No
action or proceeding against Purchaser or the consummation of the transactions contemplated by this Agreement shall have been instituted or threatened or any investigations undertaken that might result in any such action or proceeding, no order of any court entered, and no other event shall have occurred or not occurred, on or before the Effective Date, which, in the view of Purchaser's counsel, renders it impossible for legal reasons for Purchaser to consummate the transactions contemplated by this Agreement.

               13.4 Consents, Etc. All requisite consents, undertakings, agreements, exercises and terminations of any third parties shall have been obtained, either to the satisfaction of Purchaser or waived by Purchaser, provided Purchaser has cooperated with Seller as required by Section 12.5 of this Agreement.

               13.5 Environmental Hazards. Any remediation resulting from the investigation of the Branches conducted by Purchaser or its representatives pursuant to Section 15 of this Agreement shall be resolved to Purchaser's complete satisfaction prior to the Effective Date.

          14. Conditions Precedent to Seller's Obligations Hereunder. Unless waived in writing by Seller in its sole discretion, all obligations of Seller hereunder shall be subject to the fulfillment prior to or at the Closing of the following conditions:

               14.1 Representations, Warranties, and Covenants. The representations and warranties of Purchaser herein contained shall be true as of the Effective Date, shall be deemed made again at and as of the Effective Date, and shall be true as so made again; Purchaser shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Date; and Seller shall have received from Purchaser an officers' certificate in such detail as Seller may reasonably request, dated as of the Effective Date and signed by its President and Cashier or Secretary, to the foregoing effect.

               14.2 Events Preceding the Effective Date. Each of the events set forth in Section 2 shall have occurred.

               14.3 No Adverse Proceedings or Events. No action or proceeding against Seller or the consummation of the transactions contemplated by this Agreement shall have been instituted or threatened or any investigations undertaken that might result in any such action or proceeding, no order of any court entered, and no other event shall have occurred or not occurred, on or before the Effective Date, which, in the view of Seller's counsel, renders it impossible or inadvisable for legal reasons for Seller to consummate the transactions contemplated by this Agreement.

          15. Independent Investigation. Purchaser agrees that, except as expressly contained in this Agreement, no representations by or on behalf of Seller have been made to Purchaser as to the condition of the Real Estate, the applicability of any governmental requirements, including, but not limited to "Environmental Requirements" pertaining to the Real Estate, or the suitability of the Real Estate for any purpose whatsoever. Purchaser represents to Seller that Purchaser will obtain an Environmental Survey investigation of the Real Estate in accordance with the guidelines set forth in the American Society for Testing and Material, Designation: E 1527-93, Standard Practice for Environmental Site Assessments:
Phase I Environmental Site Assessment Process and will rely solely on such Environmental Survey. Seller shall reimburse Purchaser up to $1,500 for the cost of such Environmental Survey; the remainder of the cost of such survey shall be borne by Purchaser. In the event a Phase II Environmental Study is required, the cost of such study will be borne one-half by Purchaser and one-half by Seller. Purchaser shall, within fifteen (15) days of the completion of the Environmental Survey provide Seller with a written request for remediation including the scope of the work which Purchaser desires to be undertaken. Within fifteen (15) days of the receipt of the remediation request, Seller shall elect to either remediate as requested by Purchaser at Seller's expense or Purchaser may choose to elimi-nate the fee simple interests in the real estate together with the building and improvements of that branch location from the Real Estate or Lease, as an Asset to be purchased along with any associated Operating Contracts or Furnishings.

In the event such fee simple interest in real estate were eliminated, Purchaser shall have the option of accepting the deposit accounts and employees of that branch, and the Purchase Price shall be reduced by the Purchase Price of the asset as stated in Section 6.1 (together with the Purchase Price of any related assets similarly situated).

               15.1 No Release. Purchaser acknowledges that Seller has no expertise concerning "Environmental Requirements" and "Hazardous Material" and that Purchaser is not relying upon any representation, or the lack of the same, with respect thereto as applied to the conditions of the Real Estate. "Hazardous Material" means any hazardous or toxic substance, material or waste that are or may become regulated under any applicable federal, state or local law, rule, statute, ordinance or regulation. "Environmental Requirements" mean any federal, state or local law, rule, statute, ordinance or regulation, or court or administrative order or decree, or private agreement for which materials require special handling in collection, storage, treatment or disposal.

          16. Amendment of the Agreement. This Agreement may be amended at any time, provided that any such amendment is in writing and is approved by both of the parties hereto.

          17. Termination of Agreement. This agreement may be terminated at any time, but not later than the Effective Date:

               (a)  by mutual agreement of Purchaser and
Seller; or

               (b) by Purchaser if any of the conditions pro-vided for in Section 13 of this Agreement shall not have been met or waived in writing by Purchaser or if both of the Branches are not to be conveyed, sold to or assumed by Purchaser as called for by this Agreement; or

               (c) by Seller if any of the conditions provided for in Section 14 of this Agreement shall not have been met or waived in writing by Seller; or

               (d) by either party if the Effective Date has not occurred on or before October 31, 1999, unless the failure of such Effective Date to occur on or before October 31, 1999 is due to the requirement by the Office of Thrift Supervision of additional time in order to grant its approval, in which case such date shall automatically be extended for a like amount of time.

               17.1  In the event of termination pursuant to
Section 17 hereof, written notice thereof forthwith shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice, unless an extension is consented to by the party or parties having the right to terminate. If this Agreement is terminated as provided herein:

               (a) Each party will redeliver all documents, work papers and other materials of the party relating to this transaction, whether so obtained before or after the execution hereof, to the party furnishing the same; and

               (b) All information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for business advantage by such party or disclosed by such party to third persons to the detriment of the party furnishing such information or if otherwise prohibited by state or federal law; and

               (c) Nothing contained in this Section 17 shall be deemed to excuse either party for a breach of any of its obligations or agreements undertaken or made in this Agreement.

               17.2  If this Agreement is terminated by
Purchaser for any reason other than any of the conditions provided for in Section 13 of this Agreement not having been met or waived in writing by Purchaser, then in addition to such other rights Seller may have, Purchaser shall be obligated to pay all of Seller's expenses, including but not limited to, legal, investment banking and appraisal fees, plus accrued interest therein.

          18. Expenses. Except as provided in Section 17.2 hereof, each party to this Agreement shall pay its own expenses relating hereto, including fees and disbursements of its coun-sel, accountants and brokers, and Purchaser shall bear the expense of documentary stamps, sales taxes, excise taxes and title examination fees. Transfer taxes on the Real Estate shall be paid as provided in Section 6.2(d) hereof.

          19. Notices. All notices, requests, demands, and other communications under or connected with this Agreement shall be in writing, and, (a) if to the Purchaser, shall be addressed to: Cecil Federal Savings Bank, 127 North Street, P.O. Box 469, Elkton, MD 21922-0469, Attention: Mary Beyer Halsey, President and CEO; and (b) if to the Seller, shall be addressed to: Susquehanna Bank, 100 West Road, Towson, MD 21204-2314, Attention: Joseph R. Lizza, Executive Vice President. Any such notices, requests, demands, and other communications shall be mailed, postage prepaid, first class mail, or delivered personally and shall be sufficient and effective when delivered to or received at the address as specified. Each of the parties may change the address at which it is to receive communications by like written notice to the other.

          20. Press Releases. Purchaser and Seller will cooperate and coordinate in the joint release of any press release regarding the Branch transaction contemplated hereunder.

          21. Entire Agreement; Effect. This Agreement (including the Exhibits, lists, schedules and documents delivered pursuant hereto, which are made a part hereof) is intended by the parties to and does constitute the entire agreement of the parties with respect to the transaction contemplated hereunder. This Agreement supersedes any and all prior understandings, and it may not be changed, waived, discharged, or terminated orally, but only in writing by a party against which enforcement of the change, waiver, discharge or termination is sought.

          22. General. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, but shall not be assigned, and shall not create any rights in third parties, including stockholders or employees of either party hereto.

          23. Payment of Entrance and Exit Fees. In the event that the Savings Association Insurance Fund imposes an Exit Fee as a term or condition of regulatory approval of the transaction contemplated by this Agreement, the Purchaser shall pay such fee. Likewise, if as a term or condition of the regulatory approval to acquire the Branches, the insurance fund insuring the Purchaser's deposits imposes an entrance fee on the deposits purchased, the Purchaser shall pay such fee.









               [THIS SPACE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be duly executed by their respective representatives, thereunto duly authorized, as of the date first above written.


ATTEST:                        SUSQUEHANNA BANK



/s/ Daniel Highman             By:     /s/ Joseph R. Lizza
--------------------------             ------------------------
Secretary                      Name:   Joseph R. Lizza
                               Title:  EVP



ATTEST:                        CECIL FEDERAL SAVINGS BANK




--------------------------     By:     -----------------------
Secretary                      Name:

          IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be duly executed by their respective representatives, thereunto duly authorized, as of the date first above written.


ATTEST:                        SUSQUEHANNA BANK



                               By:
--------------------------             ------------------------
                               Name:
                               Title:



ATTEST:                        CECIL FEDERAL SAVINGS BANK



/s/ Brian J. Hale              By:     /s/ Mary Beyer Halsey
--------------------------             ------------------------
Sr. Vice President             Name:   Mary Beyer Halsey
                               Title:  President


                              21